Exhibit 99.1

Synthetic Biologics Announces Agreement with Cedars-Sinai Medical Center for an Investigator-

Sponsored Clinical Study of SYN-010, for the Treatment of IBS-C

-- Co-funded Research to be Led by Dr. Mark Pimentel’s Lab to Further Evaluate the Efficacy and

Safety of SYN-010 in a 12-Week, Placebo-Controlled, Phase 2 Clinical Study --

Rockville, MD, September 06, 2018 – Synthetic Biologics, Inc. (NYSE American: SYN), a late-stage clinical company developing therapeutics designed to preserve the microbiome to protect and restore the health of patients, today announced it has entered into an agreement with Cedars-Sinai Medical Center for an investigator-sponsored Phase 2 clinical study of SYN-010. The study will provide further evaluation of the efficacy and safety of SYN-010, the Company’s modified-release reformulation of lovastatin lactone, which is exclusively licensed to the Company by Cedars-Sinai Medical Center. SYN-010 is designed to reduce methane production by certain microorganisms (M. smithii) in the gut to treat an underlying cause of irritable bowel syndrome with constipation (IBS-C).

The Phase 2 study will be conducted out of the Pimentel Laboratory at Cedars-Sinai Medical Center and is expected to be comprised of a 12-week, placebo-controlled, double-blind, randomized clinical trial to evaluate two dose strengths of oral SYN-010 (21 mg and 42 mg) in approximately 150 patients diagnosed with IBS-C. The investigator-sponsored Phase 2 clinical study will be led by the gastrointestinal microbiota researcher Ruchi Mathur, M.D., director of Metabolism, Clinical Research and Administrative Operations at the Medically Associated Science and Technology (MAST) Program at Cedars-Sinai. The Phase 2 study, which will be co-funded by Synthetic Biologics and Cedars-Sinai Medical Center, is expected to begin enrollment during the fourth quarter of 2018, contingent upon approval of the clinical study protocol by the Cedars-Sinai Medical Center Institutional Review Board. Both Cedars-Sinai and Dr. Pimentel have a financial interest in Synthetic Biologics.

“This research collaboration is a further demonstration of Cedars-Sinai’s support for the advancement of promising therapies that harness the power of the microbiome to treat GI disorders such as IBS-C,” said Mark Pimentel, M.D., head of the Pimentel Laboratory and executive director of the MAST Program. “By targeting a major cause of IBS-C, SYN-010 has the potential to provide long-term, chronic relief to millions of patients who, to date, are forced to settle for therapies designed to treat the symptoms of IBS-C, but do little to treat the underlying problem.”

“We are delighted that Dr. Pimentel and Cedars-Sinai share our view on the potential of SYN-010 as a new and efficacious treatment option for IBS-C,” said Steven A. Shallcross, Interim Chief Executive Officer of Synthetic Biologics. “In addition to expanding and fortifying our well-established clinical dataset for SYN-010, the study is also intended to help determine the optimal dose strength of SYN-010 for potential future registration studies.”

The primary objective for the study will be to determine the efficacy of SYN-010, measured as an improvement from baseline in the weekly average number of complete spontaneous bowel movements (CSBMs) during the 12-week treatment period for SYN-010 21 mg and 42 mg daily doses relative to placebo. Secondary efficacy endpoints for both dose strengths of SYN-010 are expected to measure changes from baseline in abdominal pain, bloating, stool frequency as well as the use of rescue medication relative to placebo. Exploratory outcomes include Adequate Relief and quality of life measures using the well-validated EQ-5D-5L and PAC-SYM patient questionnaires.

About Irritable Bowel Syndrome

IBS affects an estimated 10 to 15 percent of the population, or as many as 45 million people in North America. The illness affects both men and women; however, two-thirds of diagnosed sufferers are women. It has been reported that up to 20 percent of all IBS patients have IBS-C and current FDA-approved therapies for the treatment of IBS-C, which include prescription and over-the-counter laxatives, do little to treat the underlying cause of the disease. These products provide patients with temporary relief from the symptoms of constipation by elevating the amount of water which passes through the gastrointestinal tract, but tend to cause an IBS-C patient to swing from suffering from constipation, to suffering from diarrhea.

About SYN-010

SYN-010 is a proprietary, modified-release formulation of lovastatin lactone that is intended to reduce methane production by certain microorganisms (M. smithii) in the gut while minimizing disruption to the microbiome to treat an underlying cause of IBS-C. SYN-010 is intended to act primarily in the intestinal lumen while avoiding systemic absorption, thereby targeting a major cause of IBS-C, not just the symptoms. To learn more about SYN-010’s unique mechanism of action, please click here.

About Cedars-Sinai Medical Center

Cedars-Sinai is a national leader in providing high-quality, patient-centered healthcare encompassing primary care as well as specialized medicine and conducting research that leads to lifesaving discoveries and innovations. Since its beginning in 1902, Cedars-Sinai has evolved to meet the healthcare needs of one of the most diverse regions in the nation, continually setting new standards in quality and innovation in patient care, research, teaching and community service.

Today, Cedars-Sinai is widely known for its national leadership in transforming healthcare for the benefit of patients. Cedars-Sinai impacts the future of healthcare globally by developing new approaches to treatment and educating tomorrow's physicians and other health professionals. At the same time, Cedars-Sinai demonstrates a longstanding commitment to strengthening the Los Angeles community through wide-ranging programs that improve the health of its most vulnerable residents.

About Synthetic Biologics, Inc.

Synthetic Biologics, Inc. (NYSE American: SYN) is a late-stage clinical company developing therapeutics that preserve the microbiome to protect and restore the health of patients. The Company's lead candidates poised for Phase 3 development are: (1) SYN-004 (ribaxamase) which is designed to protect the gut microbiome from the effects of certain commonly used intravenous (IV) beta-lactam antibiotics for the prevention of C. difficile infection (CDI), overgrowth of pathogenic organisms and the emergence of antimicrobial resistance (AMR), and (2) SYN-010 which is intended to reduce the impact of methane producing organisms in the gut microbiome to treat an underlying cause of irritable bowel syndrome with constipation (IBS-C). The Company’s preclinical pursuits include an oral formulation of the enzyme intestinal alkaline phosphatase (IAP) to treat both local GI and systemic diseases as well as monoclonal antibody therapies for the prevention and treatment of pertussis, and novel discovery stage biotherapeutics for the treatment of phenylketonuria (PKU). For more information, please visit Synthetic Biologics' website at www.syntheticbiologics.com.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and includes statements regarding the planned design of the Phase 2 study, the expected commencement of enrollment of the Phase 2 trial during the fourth quarter of 2018, the potential of SYN-010 as a new and efficacious treatment option for IBS-C, the potential of SYN-010 to provide long-term, chronic relief to millions of patients who, to date, are forced to settle for therapies designed to treat the symptoms of IBS-C, but do little to treat the underlying problem, the study helping to determine the optimal dose strength of SYN-010 for potential future registration studies. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the ability to received Institutional Board Approval of the Phase 2 trial protocol, the ability to commence the trial when anticipated, the results of the SYN-010 trial demonstrating support for the use of SYN-010 to treat symptoms of IBS-C, Synthetic Biologics' ability to regain compliance with the continued listing standards of the NYSE American by September 2, 2019, Synthetic Biologics' ability to comply with other continued listing requirements of the NYSE American, the ability of its product candidates to demonstrate safety and effectiveness, as well as results that are consistent with prior results, Synthetic Biologics' clinical trials continuing enrollment as expected, a failure to receive the necessary regulatory approvals for commercialization of Synthetic Biologics' therapeutics, including approval of proposed trial designs, a failure of Synthetic Biologics' clinical trials, and those conducted by investigators, for SYN-004 and SYN-010 to be commenced or completed on time or to achieve desired results and benefits, a failure of Synthetic Biologics' clinical trials to continue enrollment as expected or receive anticipated funding, a failure of Synthetic Biologics to successfully develop, market or sell its products, Synthetic Biologics' inability to maintain its material licensing agreements, or a failure by Synthetic Biologics or its strategic partners to successfully commercialize products, Synthetic Biologics’ ability to achieve acceptance of its product candidates in the marketplace and the successful development, marketing or sale of Synthetic Biologics' products by competitors that render Synthetic Biologics' products obsolete or non-competitive, the continued maintenance and growth of Synthetic Biologics' patent estate, Synthetic Biologics becoming and remaining profitable, Synthetic Biologics' ability to obtain or maintain the capital or grants necessary to fund its research and development activities, a loss of any of Synthetic Biologics' key scientists or management personnel and other factors described in Synthetic Biologics' Form 10-K for the year ended December 31, 2017 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and Synthetic Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Synthetic Biologics, Inc. (Corporate and Investors)

Vincent I. Perrone, Director, Corporate Communication, (240) 660-2000, info@syntheticbiologics.com

Cedars-Sinai

Jonathan Diamond, Senior Communications Specialist, (323) 866-8146, jonathan.diamond@cshs.org

Ogilvy (Media)

Gregory Kelley, Senior Vice President, (404) 836-2302, gregory.kelley@ogilvy.com

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